Exhibit 99.1

Tech Data Corporation Announces Pricing of Notes Offering

CLEARWATER, Fla. (September 14, 2012) — Tech Data Corporation, a leading distributor of technology products, today announced the pricing of its public offering of $350,000,000 aggregate principal amount of 3.750% Senior Notes due 2017. The offering is expected to close on or about September 21, 2012.

Tech Data expects to receive net proceeds from this offering of approximately $346 million, after deducting underwriting discounts and estimated offering expenses. Tech Data intends to use the net proceeds to fund the previously announced agreement to acquire the shares of several distribution companies belonging to Specialist Distribution Group, the distribution arm of Specialist Computer Holdings PLC, a privately-held IT services company headquartered in the United Kingdom. Tech Data intends to use any remaining net proceeds for general corporate purposes.

BofA Merrill Lynch, J.P. Morgan, and Citigroup are acting as joint book-running managers for the offering of the Notes.

This news release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the SEC’s website at www.sec.gov or by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 7th Floor, New York, New York 10038 or by email at dg.prospectus_requests@baml.com; J.P. Morgan Securities, LLC 383 Madison Avenue, 3rd Floor, New York, New York 10017, Attn: Investment Grade Syndicate Desk or by calling collect at 212-834-4533; or Citigroup Global Markets Inc. at Attn: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, Brooklyn, NY 11220, (telephone: 1-877-858-5407).

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: global economic and political instability, competition, narrow margins, dependence on information systems, acquisitions and divestitures, exposure to natural disasters, war and terrorism, dependence on independent shipping companies, impact of policy changes, labor strikes, risk of declines in inventory value, product availability, vendor terms and conditions, loss of significant customers, customer credit exposure, need for liquidity and capital resources, fluctuations in interest rates, foreign currency exchange rates, exposure to foreign markets, international operations, changes in income tax and other regulatory legislation, potential adverse effects of litigation or regulatory enforcement actions, changes in accounting rules, and volatility of common stock price. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s Investor Relations website at www.techdata.com. All information in this release is as of September 14, 2012. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

About Tech Data

Tech Data Corporation (NASDAQ GS: TECD) is one of the world’s largest wholesale distributors of technology products. Its advanced logistics capabilities and value added services enable 125,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users. Tech Data generated $26.5 billion in net sales for the fiscal year ended January 31, 2012 and is ranked 109th on the Fortune 500®.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells

Executive Vice President and Chief Financial Officer

(727) 538-7825

jeff.howells@techdata.com

Charles V. Dannewitz

Senior Vice President, Treasurer

(727) 532-8028

chuck.dannewitz@techdata.com

Arleen Quinones

Director, Investor Relations and Shareholder Services

(727) 532-8866

arleen.quinones@techdata.com